SECOND NATIONAL FINANCIAL CORPORATION

CONTACT:    O.R. Barham, Jr.
DATE:       March 2, 1997


                             FOR IMMEDIATE RELEASE

SECOND NATIONAL FINANCIAL CORPORATION TO EXPLORE STOCK LISTING

Culpeper, VA-On February 13, 1997, the Board of Directors of Second National Financial Corporation, holding company for Second Bank & Trust, unanimously voted to explore possible options for listing the common stock of the Company. The Board authorized management to investigate listing on the NASD Bulletin Board or NASDAQ Small Cap Market. In addition, the Board authorized management, at its option, to complete procedures for such listing. Management and the Board believe that listing the Company's common stock will aid stockholders by improving liquidity in the stock and ensuring that the stock trades at a market-level price.